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CONFIDENTIAL


                             General Communication, Inc.
                                Compensation Agreement
                                  William C. Behnke
                                   January 1, 1997

Term:

    This compensation agreement is effective January 1, 1997 through December 31, 2001.

Base Compensation:

    Behnke base compensation as of January 1, 1997 is $150,000 per year. Behnke base compensation will be increased $5,000 annually on January 1, 1999, January 1, 2000 and January 1, 2001.

Incentive Compensation:

    Behnke target incentive compensation will be $45,000 per year of which 22% of actual amount accrued will be paid Behnke in cash and the remaining 78% will be vested in Behnke's deferred compensation account.

Stock Options:

    During 1Q97, GCI will grant Behnke an option to purchase 100,000 shares of GCI stock at an exercise price of $7.00 per share. These stock options will vest equally on January 1, 2000, January 1, 2001 and January 1, 2002.

Deferred Compensation:

    A Deferred Compensation Account will be created for Behnke in the total amount of $285,000. This amount shall be paid to Behnke following termination of his employment. Forty thousand dollars ($40,000) of the total shall be vested as of December 31,1996 and additional sums shall vest as the deferred portion of Behnke's Incentive Compensation (described above) is earned. At Behnke's option the entire amount of Behnke's Deferred Compensation Account ($285,000) may be invested in GCI stock.

Behnke Outstanding Loan:

    Behnke's outstanding loan will be repaid by July 1, 1997.

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CONFIDENTIAL

Behnke Stock Sales:

    As a matter of information Behnke expects to sell approximately 56,000 shares of GCI stock. At Behnke's option a portion of this stock may be sold to GCI (at the market price on the date of such sale) to fund an election by Behnke to have his deferred compensation account invested in GCI stock as provided above. GCI shall cooperate with Behnke to sell up to 35,000 shares of his stock in the anticipated public offering to be undertaken by GCI in 1997. Behnke anticipates using the proceeds of such sale to repay his debt to GCI, to pay the tax due on his option exercise and to fund personal cash requirements of approximately $50,000.11(1)

The above is agreed to effective January 1, 1997 pending formal approval by GCI's Board of Directors at the next scheduled meeting.


______________________________
William C. Behnke


______________________________
Ronald A. Duncan, President

                                                Currently            Option
                                              Proposed Case      Extension Case
(1)  Estimated cash requirement:
       Option shares exercised:                   85,190.00           35,500.00
       Times estimated price                    x     $8.00               $8.00
                                                -----------         -----------
       Estimated gain                           $681,520.00         $284,000.00
       Times tax rate                            x       .4          x       .4
                                                -----------         -----------
       Tax                                      $272,608.00         $113,600.00
       plus loan repayment                       120,000.00          120,000.00
       plus personal cash                         50,000.00           50,000.00
                                                -----------         -----------
       Total cash required                      $442,608.00         $283,600.00
       Divided by estimated price                      8.00                8.00
                                                -----------         -----------
       Estimated shares to be sold                56,326.00           36,450.00

    Total deferral would be (85,190 - 35,500 =) 49,690 @ $8.00 = $ 397,520.